As filed with the Securities and Exchange Commission on November 9, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIGMA-ALDRICH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	43-1050617
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3050 Spruce Street

St. Louis, Missouri 63103

(Address of principal executive offices, including zip code)

SIGMA-ALDRICH CORPORATION

2005 FLEXIBLE DEFERRAL PLAN

(Full title of the plan)

George L. Miller, Esq.

Kirk A. Richter

Sigma-Aldrich Corporation

3050 Spruce Street

St. Louis, MO 63103

(314) 771-5765

(Name, address and telephone number, including area code, of agent for service)

Copies of all correspondence to:

R. Randall Wang, Esq.

Bryan Cave LLP

211 N. Broadway, Suite 3600

St. Louis, Missouri 63102

(314) 259-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Deferred Compensation Obligations(2)	$40,000,000	100%	$40,000,000	$4,584.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.
(2)	The Deferred Compensation Obligations are unsecured obligations of Sigma-Aldrich Corporation to pay deferred compensation in the future in accordance with the terms of the Sigma-Aldrich Corporation 2005 Flexible Deferral Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (the plan information, registrant information and employee plan annual information) will be sent or given to participants in the Sigma-Aldrich Corporation 2005 Flexible Deferral Plan (the “Plan”) as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended. In accordance with the instructions to Part I, those documents are not filed with the Commission as part of this Registration Statement or a prospectus under Rule 424 of the Securities Act of 1933, as amended.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that Sigma-Aldrich Corporation (the “Company” or the “Registrant”) has filed with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference and made a part hereof:

(a)	Annual report on Form 10-K for the fiscal year ended December 31, 2010.

(b)	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, 2011, and September 30, 2011.

(c)	Current reports on Form 8-K filed with the SEC on February 14, 2011; February 23, 2011; and May 6, 2011 (as amended on Form 8-K/A filed on August 10, 2011), except, in any such case, the portions furnished and not filed pursuant to Item 2.02, 7.01 or otherwise.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (but this shall not include any information that is merely furnished to the Securities and Exchange Commission). These documents include periodic reports, such as Proxy Statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this Registration Statement).

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

The Plan is available to a select group of our management and highly compensated employees (each a “Plan Participant”). The deferred compensation obligations (the “Obligations”) will be unsecured general obligations of Sigma-Aldrich Corporation (the “Company”) to pay the deferred compensation to participating management and employees in the future in accordance with the terms of the

Plan. None of the Plan Participants have any ownership interest in any assets of the Company. The Obligations will rank equally with other unsecured indebtedness of the Company outstanding from time to time.

Each Plan Participant may elect under the Plan to defer up to 50% of his/her salary and up to 100% of his/her bonus which is deemed deferrable by the Committee, as defined in the Plan. An election of the amount to be deferred must be executed and delivered to the Committee by the date set by the Committee, which in no case will be later than December 31 of the year preceding the calendar year for which such compensation would otherwise be earned. Such election may be changed for each subsequent year. Participants are permitted to make later elections to defer with respect to performance-based compensation, or, in the case of newly eligible employees, other types of compensation.

The Company credits Participant deferrals under the Plan with earnings or losses that match the performance of one or more investment fund options available under the Plan in book accounts. The Company currently offers a variety of investment options based on publicly available mutual funds that reflect different types of investment policies. The Company may change investment options from time to time at its discretion. A Participant may change his or her investment choices as often, and with such restrictions, as permitted by the Committee.

Distribution of the balance of a Participant’s account will commence following the Participant’s retirement, as defined in the Plan, made according to the method of distribution that the Participant chooses. A Participant can elect to receive the distribution as a lump sum payment or in annual installments over a period of up to 15 years. Participants can also elect to receive a distribution of amounts earned on a specified date, provided that such date is at least five years after the year to which the deferral relates. In such case, distributions under the Plan will be made in a single lump sum on the specified date or installments commencing on the specified date, as elected by the Participant. In the event the Participant’s employment with the Company terminates before Participant attains age 55, including by reason of death, the Participant’s account balance will be distributed in a lump sum to the Participant or, in the case Participant’s death, Participant’s beneficiary. In the event of Participant’s death following commencement of payment, if the Participant has elected payment over a number years, the Company will continue to pay all amounts due to Participant to Participant’s beneficiary over the balance of the remaining years.

Participant and Participant’s beneficiary may not in any way voluntarily or involuntarily transfer, alienate, or assign nor subject to attachment, execution, garnishment or other such equitable or legal process, the Participant’s interests under the Plan and such interests are not subject to any claims, attachments or liens of the Participant’s creditors, including the Company. No loans are available to Participants based upon amounts accrued under the Plan.

The Company may amend, alter, modify or terminate this Plan on a prospective basis at any time, provided further that no such modification or termination shall adversely affect a Participant’s entitlement to benefits attributable to amounts credited to Participant’s account prior to the modification or termination of the Plan.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law (“DGCL”) permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of actions by or in right of the corporation, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Company’s certificate of incorporation, as amended, provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

The Company’s by-laws state that it shall, to the full extent permitted by the DGCL, indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or is or was serving at the Company’s request as a director or officer of any other corporation or enterprise. The by-laws further state that the Company may, but shall not be required to, supplement the right of indemnification as described above by:

•	the purchase of insurance on behalf of any one or more of such persons, whether or not the Company would be obligated to indemnify such person;

•	individual or group indemnification agreements with any one or more of such persons; and

•	advances for related expenses of such a person.

We have purchased directors’ and officers’ insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of our certificate of incorporation. We have also entered into indemnity agreements with each of our directors and executive officers, under which our directors and executives officers are generally indemnified, to the fullest extent permitted by the laws of the State of Delaware, against expenses and amounts paid in settlement resulting from any threatened, pending or completed action, suit or proceeding, by reason of their service to the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)         The undersigned Registrant hereby undertakes;

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis, Missouri on November 9, 2011.

SIGMA-ALDRICH CORPORATION

By:	/s/ Kirk A. Richter
Name: Kirk A. Richter
Title: Vice President, Treasurer & Interim Chief
Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Rakesh Sachdev, George L. Miller, Michael F. Kanan, and Kirk A. Richter and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments and documents in connection therewith) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Capacity	Date

/s/ Rakesh Sachdev	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 8, 2011
Rakesh Sachdev

/s/ Kirk A. Richter	Vice President, Treasurer, and Interim Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)	November 8, 2011
Kirk A. Richter

/s/ Michael F. Kanan	Vice President and Corporate Controller (Principal Accounting Officer)	November 8, 2011
Michael F. Kanan

/s/ Rebecca M. Bergman	Director	November 8, 2011
Rebecca M. Bergman

/s/ George M. Church	Director	November 8, 2011
George M. Church, Ph.D. /s/ David R. Harvey	Director	November 8, 2011
David R. Harvey, Ph.D. /s/ W. Lee McCollum	Director	November 8, 2011
W. Lee McCollum /s/ Avi M. Nash	Director	November 8, 2011
Avi M. Nash /s/ Steven M. Paul	Director	November 8, 2011
Steven M. Paul, M.D. /s/ J. Pedro Reinhard	Director	November 8, 2011
J. Pedro Reinhard /s/ D. Dean Spatz	Director	November 8, 2011
D. Dean Spatz /s/ Barrett A. Toan	Chairman and Director	November 8, 2011
Barrett A. Toan

EXHIBIT INDEX

Exhibit Number	Description

4.1	Sigma-Aldrich Corporation 2005 Flexible Deferral Plan

4.2	First Amendment to the Sigma-Aldrich Corporation 2005 Flexible Deferral Plan

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)